SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 6, 2012
Date of Report (Date of earliest event reported)

FBR & CO.
 (Exact Name of Registrant as Specified in its Charter)

Virginia
(State or Other Jurisdiction of Incorporation)

                                    001-33518                                                           20-5164223
                                       (Commission File Number)                                 (IRS Employer Identification No.)

1001 Nineteenth Street North
Arlington, VA 22209
 (Address of Principal Executive Office) (Zip Code)

(703) 312-9500
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 6, 2012, FBR & Co.’s wholly-owned subsidiary FBR Fund Advisors, Inc. entered into a definitive agreement (the “Agreement”) with Hennessy Advisors, Inc. to sell the assets related to the management of the entire family of ten FBR Funds.  Under the Agreement, the purchase price for the sale will include an initial payment upon closing, and a subsequent payment upon the first anniversary of closing, in each case based on a percentage of assets under management for the applicable funds.  Based on assets of $1.9 billion as of March 31, 2012, the aggregate payment would be approximately $28.75 million, although the actual amount of the payments will vary based on the actual assets under management for each fund at the applicable measurement date. The transaction is expected to be completed in the third quarter of 2012 subject to satisfaction of the conditions to closing set forth in the Agreement.  Each party’s obligations to complete the transaction are subject to certain conditions, including receipt of approvals from the Hennessy Funds Board of Trustees, the FBR Funds Board of Trustees and the FBR Funds’ shareholders, as well as the other customary conditions to closing.  Upon completion of the transaction, Hennessy Advisors will become the investment manager of the FBR Funds.  The foregoing description of the Agreement is qualified by reference to the Agreement, which is included as Exhibit 10.1 and incorporated herein by reference.

Item 9.01                      Exhibits.

Exhibit 10.1	Asset Purchase Agreement, dated June 6, 2012, between Hennessy Advisors, Inc. and FBR Fund Advisors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FBR & CO.
Date: June 7, 2012	By:	/s/ Bradley J. Wright Bradley J. Wright Executive Vice President and Chief Financial Officer